Exhibit 99.1

ONCOTHYREON REPORTS FIRST QUARTER 2008
FINANCIAL RESULTS

BELLEVUE, WASHINGTON - May 7, 2008 - Oncothyreon Inc. (Nasdaq: ONTY) (TSX: ONY) (the “Company”) today reported a net loss of $5.1 million or $0.26 per basic and diluted share for the quarter ended March 31, 2008, compared with $4.7 million or $0.24 per basic and diluted share for the comparable period in 2007.  All results are in U.S. dollars.

Total revenue was $2.0 million in the first quarter of 2008, compared to $0.2 million for the same period in 2007.  The increase of $1.8 million reflects the increased sale of clinical trial material to Merck KGaA to support the Phase 3 trial of Stimuvax.

Expenses for the quarter ended March 31, 2008, were $7.1 million, compared with $4.8 million for the comparable period in 2007. The increase in operating expenses of $2.3 million resulted from an increase in manufacturing and sale of Stimuvax for the Phase 3 clinical trial of $2.1 million and an increase in general and administrative expense of $0.8 million arising from professional and consulting fees.  Partially offsetting this increase were reductions in research and development expense and marketing and business development expense of $0.7 million and $0.5 million respectively.

As of March 31, 2008, Oncothyreon’s cash, cash equivalents and short term investments were $16.5 million, compared to $24.2 million at the end of 2007, a decrease of $7.7 million, or 31.8 percent.  Major contributors to the net change included $5.1 million used in operations, an increase in inventory and accounts receivable totaling $2.0 million and a decrease in accounts payable and accrued liabilities of $1.5 million.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided.  The Company is providing this guidance as a convenience to investors and assumes no obligation to update it.

Oncothyreon’s financial guidance is unchanged from that reported with the Company’s 2007 financial results.  For 2008, Oncothyreon expects expenses to increase over 2007 as a result of increased manufacturing and process development activities for Stimuvax and more advanced clinical development activity for the Company's small molecule drugs. Oncothyreon increased its inventory of Stimuvax in the first quarter of 2008 to support the ongoing Phase 3 trial and an anticipated additional trial. The Company expects revenue related to the purchase of this inventory by Merck KGaA later in 2008.  The Company also expects to receive a milestone payment related to the transfer of certain technology to Merck KGaA in 2008. As a result, Oncothyreon anticipates that operating cash requirements for 2008 will be between $17 million and $19 million. The Company estimates that, taking into account anticipated revenue and the milestone payment, it currently has sufficient cash resources to last into the second quarter of 2009.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide our investors with an understanding of our current results and future prospects, this release may contain statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will," "intends," "potential," "possible" and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon's expectations regarding expenses related to manufacturing and process development activities and clinical development activities, revenues resulting from Merck's purchase of Stimuvax supplies, the receipt of a milestone payment from Merck, and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to our business and the general economic environment, many beyond our control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements, including the risks associated with the adequacy of financing and reserves on hand, currency exchange rate fluctuations, changes in general accounting policies, our ability to remediate an identified material weakness in our internal controls, general economic factors, achievement of the results we anticipate from our clinical trials with our products and our ability to adequately obtain and protect our intellectual property rights. Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC., 110 - 110th Avenue NE, Suite 685, Bellevue, WA 98004
Tel: (425) 450-0370   Fax:  (425) 450-0371
ONCOTHYREON CANADA INC.  2011 - 94 St., Suite 200, Edmonton, AB, Canada  T6N 1H1
Tel:  (780) 450-3761   Fax:  (780) 463-0871
http://www.oncothyreon.com

Oncothyreon Inc.

Consolidated Statements of Operations and Other Comprehensive Loss Data
(in thousands of U.S. dollars, except share and per share amounts)
(unaudited)

	Three Months Ended March 31
	2008	2007

Revenue
Contract research and development	$-	$99
Contract manufacturing	1,718	-
Licensing revenue from collaborative agreements	302	63
Licensing, royalties and other revenue	-	9
	2,020	171

Expenses
Research and development	2,308	2,972
Manufacturing	2,080	-
General and administrative	2,703	1,911
Marketing and business development	-	478
Amortization	103	57
Investment and other income	(60)	(305)
Change in fair value of warrant liability	-	(266)
	7,134	4,847
Net loss	(5,114)	(4,676)
Other comprehensive loss	(103)	(1,227)
Comprehensive net loss	$(5,217)	$(5,903)
Basic and diluted loss per share	$(0.26)	$(0.24)
Weighted average number of common shares outstanding (in thousands)	19,486	19.486

Oncothyreon Inc.

Consolidated Balance Sheets Data
(in thousands of U.S. dollars, except share amounts)
(unaudited)

	March 31, 2008	December 31, 2007

Cash, cash equivalents and short term investments	$16,451	$24,186
Total assets	$30,039	$36,218
Total long-term liabilities	$12,823	$12,526
Stockholders’ equity	$7,242	$12,019
Common shares outstanding (in thousands)	19,486	19,486